EXHIBIT 99.1

15 West 6th Street, Suite 900 · Tulsa, Oklahoma 74119 · (918) 513-4570 · Fax: (918) 513-4571
www.laredopetro.com

Laredo Petroleum Announces Appointment of Frances Powell Hawes to Board of Directors
TULSA, OK - December 17, 2018 - Laredo Petroleum, Inc. (NYSE: LPI) ("Laredo" or the "Company") today announced the appointment of Frances Powell Hawes to the Company's Board of Directors (the "Board"). Ms. Powell Hawes' appointment as an independent director and membership on the Board's Audit and Nominating and Corporate Governance committees is effective December 12, 2018.
"Frances' extensive track record of success and financial leadership in the energy industry make her an excellent addition to our Board of Directors," said Randy A. Foutch, Chairman and Chief Executive Officer. "We are excited that she chose to join us and look forward to adding her insights to our decision-making process."
Ms. Powell Hawes has served as an independent director for Archrock, Inc. since 2015 and was previously on the Board of Directors of Energen Corporation and Express Energy Services, LLC. She has held numerous senior financial positions throughout her career, including serving as Chief Financial Officer of Grant Prideco, Inc. and NCI Building Systems, Inc. and as Chief Accounting Officer of Weatherford International, Inc.
Ms. Powell Hawes is active on non-profit boards, including the Houston Area Women's Center and the Houston Chapter of Financial Executive International. Ms. Powell Hawes holds a Bachelor of Business Administration in Accounting from the University of Houston and is a Certified Public Accountant in the state of Texas.
About Laredo
Laredo Petroleum, Inc. is an independent energy company with headquarters in Tulsa, Oklahoma. Laredo's business strategy is focused on the acquisition, exploration and development of oil and natural gas properties, and the transportation of oil and natural gas from such properties, primarily in the Permian Basin in West Texas.
Additional information about Laredo may be found on its website at www.laredopetro.com.
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Contacts:
Ron Hagood: (918) 858-5504 - RHagood@laredopetro.com

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